Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Automotive Reports Third Quarter 2006 Financial Results; Revises 2006 Full Year Outlook
LIVONIA, MICHIGAN, November 1, 2006 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third-quarter 2006 financial results with sales of $3.0 billion, an increase of about 3.4 percent compared to the same period a year ago. Net earnings for the 2006 quarter were $5 million or $0.05 per diluted share, which compares to $10 million or $0.10 per diluted share in the prior year quarter.
Comparing the third quarter 2006 results to the previous year, a higher effective tax rate in the current year contributed significantly to the decrease in earnings. The 2006 quarterly tax rate, which is significantly higher than the full year expected rate, was negatively impacted primarily by the Company’s geographic earnings profile in the quarter.
“Despite a precipitously more difficult second half operating environment, we are on pace to post profitable operating growth in 2006 as we continue to benefit from our industry leading sales diversification and the underlying strength of our safety product portfolio,” said John Plant, president and chief executive officer. “We’ve been successful at offsetting lower customer production in North America with higher product volumes in Europe, Asia and other parts of the world, which together represent 66% of our sales. However, the unprecedented level of recent production cuts by our major North American customers, along with other industry and operational pressures facing our business, have caused us to scale back our expected operating earnings growth for the year to more moderate levels.”

Third Quarter 2006
The Company reported third-quarter 2006 sales of $3.0 billion, an increase of $98 million or 3.4 percent over the prior year period. The 2006 quarter benefited from the inclusion of sales from Dalphi Metal Espana, S.A. (“Dalphimetal”), which was acquired in October 2005. Excluding the incremental benefit from Dalphimetal, third-quarter 2006 sales were essentially flat compared to the previous year as the positive effect of foreign currency translation and growth from safety products were offset by lower customer vehicle production volumes in North America and price reductions provided to customers.
Operating income for third-quarter 2006 was $82 million, which compares favorably to the prior year result of $73 million. In comparison to the prior year, the current quarter benefited from lower restructuring and asset impairment expenses, savings generated from cost improvement and efficiency programs, the inclusion of Dalphimetal and the favorable resolution of certain patent-related matters. These positive factors were partially offset by pricing provided to customers, the effect of lower North American industry production, commodity inflation and underperformance by the Company’s Automotive Components Segment related primarily to inefficient product launches, supplier issues, ongoing competitive pressures and other factors. Restructuring and asset impairment expenses in the 2006 period were $3 million, which compares to $35 million in 2005.
Net interest and securitization expense for the third quarter of 2006 increased to $62 million when compared to the prior year total of $59 million. The year-to-year increase can be attributed to the impact of rising interest rates on the Company’s floating rate debt, which stands at approximately 63% of total debt outstanding, and incremental bank debt assumed at the time of the Dalphimetal acquisition. Together, these factors more than offset interest savings related to past debt reduction and capital structure improvement efforts.
Third-quarter 2006 tax expense was $18 million resulting in an effective tax rate of 78 percent, which is above the expected annual rate as a result of the Company’s quarterly geographic earnings profile. The higher tax rate in the quarter contributed significantly to the decrease in net earnings when compared to the prior year results.

Additionally, tax expense in the 2006 quarter included the positive effect of a reversal of prior tax reserves resulting from a tax interpretation issued by the German tax authorities clarifying the treatment of certain corporate interest deductions and the negative effect of establishing a valuation allowance for the net deferred tax asset of the Company’s Canadian operations. The net impact of these two items was immaterial.
The Company reported third-quarter 2006 net earnings of $5 million, or $0.05 per diluted share, which compares to $10 million or $0.10 per diluted share in the 2005 period.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $213 million in the third quarter, which compares to the prior year level of $200 million.
Year-to-Date 2006
For the nine-month period ended September 29, 2006, the Company reported sales of $9.9 billion, an increase of $365 million or 3.8 percent compared to prior period sales of $9.5 billion. The current year benefited from the inclusion of sales resulting from the acquisition of Dalphimetal, continued growth from safety products and foreign currency translation, partially offset by lower North American customer vehicle production and price reductions provided to customers.
Operating income for the 2006 year-to-date period was $510 million, which represents an increase of $90 million, or 21 percent, over the prior year result of $420 million. The current quarter benefited from a higher level of sales than the prior year, including a beneficial product mix that favored the Company’s Occupant Safety business in the first half of the year. Savings generated from cost improvement and efficiency programs, lower restructuring and asset impairment costs, and the non-recurrence of certain customer solvency and foreign currency related expenses also contributed. These items were partially offset by price reductions provided to customers, the net impact of commodity inflation, and the previously mentioned underperformance by the Automotive Components Segment in the third quarter. Restructuring and asset impairment expenses in the nine month year-to-date 2006 period were $22 million, which compares to $58 million in 2005.

Net interest and securitization expense for the first nine months of 2006 totaled $184 million, which compares to $173 million in the prior year period. The year-to-year increase can be attributed to the impact of rising interest rates on the Company’s floating rate debt and incremental bank debt assumed at the time of the Dalphimetal acquisition that together more than offset interest savings related to past debt reduction and capital structure improvement efforts.
During the year-to-date 2006 period, the Company incurred charges of $57 million related to the tender for the outstanding GBP 94.6 million 10-7/8% bonds of its Lucas Industries Limited subsidiary. Similarly, the Company incurred charges of $7 million in the prior year period for debt retirement expenses associated with the partial redemption of its 10-1/8% senior notes.
Tax expense in the first nine months of 2006 was $134 million. The effective tax rate excluding expenses related to the Lucas bond transaction of $57 million (which carry zero tax benefit due to the Company’s tax loss position in the applicable jurisdiction) was 40 percent. The adjusted rate is below the expected annual rate as a result of the Company’s quarterly geographic earnings profile.
Year-to-date 2006 net earnings were $143 million, or $1.38 per diluted share, which compares to $145 million or $1.42 per diluted share in the 2005 period. Net earnings in both periods were impacted by certain non-recurring items, which were expenses of $57 million in the 2006 period related to the Lucas bond tender transaction and net income of $10 million in the 2005 period related to the combined effect of a one-time tax benefit and the previously mentioned loss on retirement of debt. Net earnings excluding these items from both periods were $200 million or $1.93 per diluted share in 2006, which compares to $135 million or $1.32 per diluted share in 2005.
EBITDA for the first nine months of 2006 was $899 million, which is an 11 percent increase compared to the prior year total of $807 million. The year-to-year increase can be attributed to the higher level of operating income in the 2006 period.

Capital Structure/Liquidity/Transactions
Net cash provided by operating activities during the third quarter and the first nine months of 2006 was $1 million and $252 million, respectively. In the comparable 2005 period, the Company’s cash flow from operating activities was a use of ($90) million in the third quarter and a source of $122 million in the first nine months. Third quarter capital expenditures were $132 million compared to $107 million in 2005. For the year-to-date period, capital expenditures were $334 million, which compares to $281 million in the prior year.
As of September 29, 2006, the Company had $3,038 million of debt and $369 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,669 million, which represents an increase of $109 million compared to the year-end 2005 level. The change in net debt includes the $57 million premium associated with the Lucas bond tender transaction.
On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10-7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement, which reflects the difference between the tender amount and the book value of debt related to the bonds at the time of the transaction.
On May 3, 2005, the Company completed the redemption of a portion of its Euro denominated 10-1/8% senior notes, which resulted in pre-tax expenses of $7 million for premiums and associated fees.
2006 Outlook
The Company revised its full year guidance downward to account for expected lower customer vehicle production schedules and other factors in the fourth quarter. Accordingly, full year sales are now expected to be approximately $13.0 billion (including fourth quarter sales of approximately $3.1 billion). Net earnings per diluted share are expected to be in the range of $1.25 to $1.50, which includes the previously mentioned $57 million debt retirement expenses. Earnings per diluted share excluding this one-time item are expected to be in the range of $1.80 to $2.05.

For the year, the Company continues to expect pre-tax restructuring expenses of approximately $50 million. The full year effective tax rate is estimated at approximately 46 percent, which excludes expenses related to the bond tender transaction.
Mr. Plant commented, “In the midst of an extremely difficult operating environment, the Company has posted solid operating growth for the year-to-date period, which is a significant achievement for the organization. Additionally, we are making considerable investments to enhance our technology and our global presence in the marketplace, with the ultimate goal of growing the Company profitably and competitively over the long term.”
“As we assess the health of the industry environment over the coming year, we anticipate further pressures from lower North American customer volumes, an adverse negative mix change favoring passenger cars over light trucks, and weaker commercial vehicle sales. Our ability to mitigate these challenges, together with rising commodity prices and a weakened supply base, will certainly test our resolve.”
Third Quarter 2006 Conference Call
The Company will host its third-quarter 2006 conference call at 9:00 a.m. (EST) today, Wednesday, November 1, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095. A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 8563513. A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.

Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2005 sales of $12.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,000 people in 26 countries.
TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2005 (the “10-K”), and our Forms 10-Q for the quarters ended March 31 and June 30, 2006, and include: production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness (which constitutes a majority of the company’s indebtedness), especially in view of the current climate of rising interest rates; loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Operations (unaudited) for the three months ended September 29, 2006 and September 30, 2005	A2

Consolidated Statements of Operations (unaudited) for the nine months ended September 29, 2006 and September 30, 2005	A3

Condensed Consolidated Balance Sheets as of September 29, 2006 (unaudited) and December 31, 2005	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 29, 2006 and September 30, 2005	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and nine month periods ended September 29, 2006 and September 30, 2005	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the nine months ended September 29, 2006	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the nine months ended September 30, 2005	A8
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, as filed with the United States Securities and Exchange Commission on February 23, 2006, May 4, 2006, and August 2, 2006, respectively.

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

(In millions, except per share amounts)	Three Months Ended
	September 29,	September 30,
	2006	2005

Sales	$3,015	$2,917
Cost of sales	2,785	2,664

Gross profit	230	253
Administrative and selling expenses	134	135
Amortization of intangible assets	9	8
Restructuring charges and asset impairments	3	35
Other expense — net	2	2

Operating income	82	73
Interest expense — net	62	59
Equity in earnings of affiliates, net of tax	(6)	(2)
Minority interest, net of tax	3	1

Earnings before income taxes	23	15
Income tax expense	18	5

Net earnings	$5	$10

Basic earnings per share:
Earnings per share	$0.05	$0.10

Weighted average shares	100.8	99.1

Diluted earnings per share:
Earnings per share	$0.05	$0.10

Weighted average shares	104.0	103.1

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

(In millions, except per share amounts)	Nine Months Ended
	September 29,	September 30,
	2006	2005

Sales	$9,872	$9,507
Cost of sales	8,923	8,588

Gross profit	949	919
Administrative and selling expenses	403	397
Amortization of intangible assets	27	24
Restructuring charges and asset impairments	22	58
Other (income) expense — net	(13)	20

Operating income	510	420
Interest expense — net	182	171
Loss on retirement of debt	57	7
Accounts receivable securitization costs	2	2
Equity in earnings of affiliates, net of tax	(19)	(12)
Minority interest, net of tax	11	5

Earnings before income taxes	277	247
Income tax expense	134	102

Net earnings	$143	$145

Basic earnings per share:
Earnings per share	$1.43	$1.46

Weighted average shares	100.2	99.0

Diluted earnings per share:
Earnings per share	$1.38	$1.42

Weighted average shares	103.6	102.0

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

(Dollars in millions)	As of
	September 29,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$358	$659
Marketable securities	11	17
Accounts receivable — net	2,143	1,948
Inventories	780	702
Prepaid expenses and other current assets	256	273

Total current assets	3,548	3,599

Property, plant and equipment — net	2,607	2,538
Goodwill	2,317	2,293
Intangible assets — net	746	769
Prepaid pension cost	271	222
Other assets	810	809

Total assets	$10,299	$10,230

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$81	$98
Current portion of long-term debt	64	37
Trade accounts payable	1,847	1,865
Accrued compensation	273	280
Other current liabilities	1,371	1,310

Total current liabilities	3,636	3,590

Long-term debt	2,893	3,101
Post-retirement benefits other than pensions	879	917
Pension benefits	771	795
Other long-term liabilities	541	513

Total liabilities	8,720	8,916

Minority interests	107	106

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,175	1,142
Retained earnings	275	132
Accumulated other comprehensive income (losses)	21	(67)

Total stockholders’ equity	1,472	1,208

Total liabilities, minority interests, and stockholders’ equity	$10,299	$10,230

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollars in millions)	Nine Months Ended
	September 29,	September 30,
	2006	2005

Operating Activities
Net earnings	$143	$145
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	381	380
Other — net	(7)	(84)
Changes in assets and liabilities, net of effects of businesses acquired	(265)	(319)

Net cash provided by operating activities	252	122

Investing Activities
Capital expenditures	(334)	(281)
Net proceeds from acquisitions, asset sales and divestitures	9	1
Investments in affiliates	(1)	(8)

Net cash used in investing activities	(326)	(288)

Financing Activities
Change in short-term debt	(25)	(1)
Proceeds from issuance of long-term debt	28	1,313
Redemption of long-term debt	(291)	(1,601)
Debt issue costs	—	(4)
Issuance of capital stock, net of fees	—	143
Repurchase of capital stock	—	(143)
Proceeds from exercise of stock options	21	2

Net cash used in financing activities	(267)	(291)
Effect of exchange rate changes on cash	40	(33)

Decrease in cash and cash equivalents	(301)	(490)
Cash and cash equivalents at beginning of period	659	790

Cash and cash equivalents at end of period	$358	$300

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

(Dollars in millions)	Three Months Ended
	September 29,	September 30,
	2006	2005
GAAP net earnings	$5	$10
Income tax expense	18	5
Interest expense — net	62	59
Depreciation and amortization	128	126

EBITDA	$213	$200

(Dollars in millions)	Nine Months Ended
	September 29,	September 30,
	2006	2005
GAAP net earnings	$143	$145
Income tax expense	134	102
Interest expense — net	182	171
Loss on retirement of debt	57	7
Accounts receivable securitization costs	2	2
Depreciation and amortization	381	380

EBITDA	$899	$807

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
The following adjustment excludes the loss on retirement of debt to show the impact as if this transaction had not occurred.

	Nine Months			Nine Months
	Ended			Ended
	September 29,			September 29,
	2006			2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$9,872	$—		$9,872
Cost of sales	8,923	—		8,923

Gross profit	949	—		949
Administrative and selling expenses	403	—		403
Amortization of intangible assets	27	—		27
Restructuring charges and asset impairments	22	—		22
Other income — net	(13)	—		(13)

Operating income	510	—		510
Interest expense, net	182	—		182
Loss on retirement of debt	57	(57)	(a)	—
Account receivable securitization costs	2	—		2
Equity in earnings of affiliates, net of tax	(19)	—		(19)
Minority interest, net of tax	11	—		11

Earnings before income taxes	277	57		334
Income tax expense	134	—		134

Net earnings	$143	$57		$200

Effective tax rate	48%			40%
Basic earnings per share:
Earnings per share	$1.43			$2.00

Weighted average shares	100.2			100.2

Diluted earnings per share:
Earnings per share	$1.38			$1.93

Weighted average shares	103.6			103.6

(a)	Reflects the elimination of the loss on retirement of debt.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s May 3, 2005 repurchase of approximately €48 million principal amount of its 10 1/8% Senior Notes, the Company incurred $7 million of losses on retirement of debt consisting of $6 million of related redemption premium and $1 million for write-off of deferred debt issuance costs. Such debt retirement expenses were U.S.-based, and therefore carry zero tax benefit due to the Company’s tax loss position in this jurisdiction.
Income tax expense for the nine months ended September 30, 2005 includes a one-time benefit of $17 million resulting from a tax law change in Poland related to investment tax credits for companies operating in certain special economic zones within the country. The investment tax credits replace the tax holiday that was previously in effect for the Company.
The following adjustments exclude the loss on retirement of debt, as well as the one-time income tax benefit, to show the impact as if these transactions had not occurred.

	Nine Months			Nine Months
	ended			ended
	September 30,			September 30,
	2005			2005
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$9,507	$—		$9,507
Cost of Sales	8,588	—		8,588

Gross profit	919	—		919
Administrative and selling expenses	397	—		397
Amortization of intangible assets	24	—		24
Restructuring charges and asset impairments	58	—		58
Other income — net	20	—		20

Operating income	420	—		420
Interest expense, net	171	—		171
Loss on retirement of debt	7	(7)	(a)	—
Account receivable securitization	2	—		2
Equity in earnings of affiliates, net of tax	(12)	—		(12)
Minority interest, net of tax	5	—		5

Earnings before income taxes	247	7		254
Income tax expense	102	17	(b)	119

Net earnings	$145	$(10)		$135

Effective tax rate	41%			47%
Basic earnings per share:
Earnings per share	$1.46			$1.36

Weighted average shares	99.0			99.0

Diluted earnings per share:
Earnings per share	$1.42			$1.32

Weighted average shares	102.0			102.0

(a)	Reflects the elimination of the loss on retirement of debt incurred in conjunction with repurchase of a portion of the Company’s 10 1/8% Senior Notes.

(b)	Reflects the elimination of one-time income tax benefit related to a tax law change in Poland.

A8